Certificate of Fourth Amendment

to the Certificate of Designation, Preferences and Rights of the

Series A Convertible Redeemable Preferred Stock of Viscount Systems, Inc.

Pursuant to NRS 78.1955 – After Issuance of Class or Series

I, Scott Sieracki, Interim Chief Executive Officer of Viscount Systems, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certify the following:

FIRST:          The Certificate of Designation, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock of the Company (the “A Certificate”) was filed with the Secretary of State of the State of Nevada (the “Secretary”) creating and establishing the designations, preferences and rights of the Series A Convertible Redeemable Preferred Stock of the Company (the “A Shares”) on June 5, 2012 and Certificates of Amendment to the A Certificate were filed by the Company with the Secretary on each of October 17, 2012, March 21, 2014 and January 21, 2015, (such amendments together with the A Certificate, collectively, the “Certificate”).

SECOND:        The board of directors of the Company on November 9, 2015 duly adopted the following resolutions further amending the Certificate:

RESOLVED, that the Certificate be further amended as follows:

1.	Section 1(b) of the Certificate is hereby deleted in its entirety;
2.	Section 8 of the Certificate is hereby deleted in its entirety;
3.	Section 5(g) of the Certificate is hereby deleted in its entirety;
4.	Section 10 of the Certificate is hereby deleted in its entirety;
5.	Section 11 of the Certificate is hereby deleted in its entirety;
6.	Section 12 of the Certificate is hereby deleted in its entirety; and
7.	Section 17 of the Certificate is hereby deleted in its entirety;
8.	Section 19 of the Certificate is hereby deleted in its entirety;

THIRD:          The approval of holders representing no less than 67% of the aggregate Stated Value of the issued and outstanding A Shares has been obtained in accordance with NRS 78.1955.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 9th day of November, 2015.

VISCOUNT SYSTEMS, INC.

By:	/s/ Scott Sieracki
Name: Scott Sieracki
Title: Interim CEO